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For Immediate Release
For Further Information Contact:
Therese Fergo, 301-608-9292
Email Therese@unither.com

                    UNITED THERAPEUTICS EXPANDS INTO CARDIAC
             ARRHYTHMIA AND ISCHEMIA MONITORING WITH ACQUISITIONS

Silver Spring, MD, December 28, 2000: United Therapeutics (NASDAQ: UTHR) announced today that it had expanded its telemedicine business by acquiring the assets of Medicomp, Inc. and Telemedical Procedures LLC, related cardiac monitoring companies based in Florida. These companies specialize in providing cardiac Holter and event monitoring analysis services remotely via proprietary peer-to-peer networks using telephone dial-up and Internet connections. These services are designed to address the needs of patients suspected of suffering from cardiac arrhythmias and other abnormalities such as ischemic events. The companies also design and manufacture the unique devices required to provide the services.

Cardiac arrhythmias and ischemic heart disease afflict an estimated 20 million Americans, and possibly ten times as many people worldwide. If left undetected and untreated, they can result in heart attacks and death. Treatment of cardiac arrhythmias and ischemia with pharmaceuticals requires careful titration based upon life-long repeat cardiac monitoring.

"We are excited about this opportunity to build upon our cardiovascular expertise in pulmonary hypertension, angina and coronary artery disease with this expansion into cardiac arrhythmias and ischemia," said Martine Rothblatt, Chairman and CEO of United Therapeutics. "Numerous synergies arise from our growing portfolio of innovative cardiac therapeutics."

"We are very pleased to ally ourselves with a leader in cardiovascular therapeutics," said Ricardo Balda, Chairman and CEO of Medicomp and Telemedical Procedures. "Cardiac monitoring is a billion dollar business today, and the resources of United Therapeutics will enable us to be in a better position to both expand our share of the market and to grow the market with exciting new technologies."

The transaction was structured as an asset purchase. United Therapeutics paid $8 million cash and issued approximately 260,000 shares of common stock for the assets. The stock component of the consideration is subject to adjustment. United Therapeutics will operate the businesses under the Medicomp name as a wholly owned subsidiary of Unither Telemedicine Services Corporation (UTSC), a wholly owned subsidiary of United Therapeutics. Ricardo Balda will become co-CEO of UTSC, will serve as CEO of Medicomp, and will join the Board of United Therapeutics.

United Therapeutics is a biotechnology company combating cardiovascular, inflammatory and infectious diseases with unique therapeutic products.

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